REVOLVING CREDIT AND TERM LOAN AGREEMENT


     This Revolving Credit and Term Loan Agreement is dated as of April 30, 1997, between KINARK CORPORATION, a Delaware corporation ("Borrower"), and BANK OF OKLAHOMA, NATIONAL ASSOCIATION, a national banking association ("Bank").

                              RECITALS

     A. Reference is made to the Revolving Credit and Term Loan Agreement dated as of March 24, 1992, as amended by Amendment One to Revolving Credit Agreement and Term Loan Agreement dated October 16, 1992, a Second Amendment to Revolving Credit and Term Loan Agreement dated March 31, 1993, a Third Amendment to Revolving Credit and Term Loan Agreement dated March 31, 1994, a Fourth Amendment to Revolving Credit and Term Loan Agreement dated March 31, 1995, and a Fifth Amendment to Revolving Credit and Term Loan Agreement dated effective April 1, 1996 (as amended, the "Existing Credit Agreement"), pursuant to which currently exists a $4,250,000 Line of Credit, further evidenced by a $4,250,000 Line Note, and a $2,925,763.12 Term Loan, further evidenced by a $2,925,763.12 Term Note.

     B. The Borrower has requested Bank to: (i) increase the $4,250,000 Revolving Line of Credit to $8,500,000, (ii) establish a $3,500,000 Term Loan, and (iii) establish a $1,250,000 Advancing Term Loan; and Bank has agreed to accommodate the Borrower's request, subject to the terms and conditions set forth below.

     C. This Revolving Credit and Term Loan Agreement shall supercede the Existing Credit Agreement; provided, however, that the instruments, documents and agreements described on Schedule "A" hereto shall remain effective, except to the extent expressly amended hereby.

                              AGREEMENT

     For valuable consideration received, the parties agree to the following:

     1. DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa).

          1.1. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Sections 6.9.1 and 6.9.2, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

          1.2. "Affiliate" means any Person: (i) which directly or indirectly controls, or is controlled by, or is under common control with, Borrower; or (ii) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

          1.3. "Agreement" means this Revolving Credit and Term Loan Agreement, as amended, supplemented, or modified from time to time.

          1.4. "Base Rate" means a fluctuating interest rate per annum as in effect from time to time, which interest rate per annum shall at all times be equal to the rate of interest announced publicly from time to time (whether or not charged in each instance), by Chase Manhattan Bank, N.A. located at New York, New York ("Rate Bank"), as its base rate or general reference rate. Should the Rate Bank abolish or abandon the practice of announcing or publishing a Base Rate, then the Base Rate shall be that interest rate or other general reference rate then in effect at the Rate Bank which, from time to time, in the reasonable judgment of Bank, most effectively approximates the initial definition of the "Base Rate."

          1.5 "Borrowing Base" means, at any date of determination thereof, the sum of (a) eighty percent (80%) of Qualified Receivables at such date, plus (b) fifty percent (50%) of Qualified Inventory at such date (increased to eighty percent (80%) as to Qualified Inventory in "pig" form) valued at the lesser of (i) direct cost, or (ii) current market value at wholesale; provided, however, that subpart (b) of the Borrowing Base attributable to Qualified Inventory shall not exceed fifty percent (50%) of the total Borrowing Base at any given time, as determined by the most recent Borrowing Base Certificate provided to Bank pursuant to
     Section 2.2.

          1.6 "Borrowing Base Certificate" means each certificate from Borrower to Bank relating to the Borrowing Base, substantially in the form of Schedule "1.6" hereto.

          1.7. "Borrower Documents" means (i) Certified Resolutions evidencing authority for execution of this Agreement and all related instruments, documents and agreements substantially in the form of Schedule "1.7" attached hereto; (ii) chattel checks from the States of Delaware, Oklahoma, and Alabama; and (iii) Certificates of Good Standing from the States of Delaware, Oklahoma, and Alabama.

          1.8. "Boyles Galvanizing Company" means Boyles Galvanizing Company, a Delaware corporation, with principal offices located at 7060 South Yale Avenue, Suite 603, Tulsa, Oklahoma 74136-3324.

          1.9. "Boyles Galvanizing Company Documents" means (i) Certified Resolutions evidencing authority for execution of any documents required in connection herewith, substantially in the form of Schedule "1.9" hereto; (ii) Guaranty Agreement; (iii) Security Agreement; (iv) UCC-1 Financing Statements; (v) chattel checks from Delaware, Colorado, Kentucky, Missouri, Texas, and Tennessee; and (vi) Certificates of Good Standing from Delaware, Colorado, Kentucky, Missouri, Texas, and Tennessee.

          1.10. "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in Oklahoma are authorized or required to close under the laws of the State of Oklahoma.

          1.11. "Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

          1.12. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

          1.13. "Collateral" means all property in which Bank is intended to have a security interest, as described in Section 3.

          1.14. "Commitment" means the Bank's obligation to make loans to the Borrower pursuant to this Agreement.

          1.15. "Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

          1.16. "Conversion Date" shall mean the earlier of (i) the date upon which the Borrower notifies Bank in writing that no additional advances shall be requested under Section 2.2 of this Agreement and the $1,250,000 Advancing Term Note, or (ii) April 30, 1998.

          1.17. "Debt" means, including but not limited to: (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property or services (including trade obligations); (iv) obligations under letters of credit;
     (vii) obligations under acceptance facilities; (viii) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (ix) obligations secured by any Liens, whether or not the obligations have been assumed.

          1.18.     "EBIDTA" shall mean net income, plus (i) interest expense,
     (ii) depreciation, depletion, obsolescence and amortization of property,
     (iii) capitalized lease expense, and (iv) tax expense, all determined in accordance with GAAP, and for a particular period.

          1.19. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

          1.20.     "$8,500,000 Revolving Note" shall mean the $8,500,000
     Promissory Note in form and content as set forth on Schedule "1.20" attached hereto.

          1.21. "GAAP" means generally accepted accounting principles in the United States, applied on a consistent basis.

          1.22.     INTENTIONALLY OMITTED.

          1.23. "Guarantors" means, separately and collectively, all of the Subsidiaries.

          1.24. "Guaranty Agreements" means a separate Guaranty Agreement from each of the Subsidiaries, all of which shall be substantially in form and content as set forth on Schedule "1.24" hereto.

          1.25.     "Initial Default" means any of the events specified in
     Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

          1.26. "Lake River Corporation" means Lake River Corporation, an Illinois corporation, with principal offices located at 5005 South Harlem Avenue, Forest View, Illinois 60102.

          1.27. "Lake River Corporation Documents" means (i) Certified Resolutions evidencing authority for execution of any documents required in connection herewith, substantially in the form of Schedule "1.27" hereto; (ii) Guaranty Agreement; (iii) Security Agreement; (iv) UCC-1 Financing Statements; (v) chattel check from Illinois; (vi) Certificate of Good Standing from Illinois.

          1.28. "Letter of Credit" means any letter of credit issued pursuant to Section 2.3, for which, when issued, a Letter of Credit Fee shall be paid.

          1.29. "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.)

          1.30. "Loan" means advances under the $8,500,000 Revolving Line of Credit, the $3,500,000 Term Loan, and the $1,250,000 Advancing Term Loan.

          1.31. "Loan Documents" means this Agreement, the Notes, the Security Agreements, the Guaranty Agreements, the UCC-1 Financing Statements and all other instruments, documents or agreements required under this Agreement.

          1.32.     "Matured Default" means any of the events specified in
     Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

          1.33. "Mortgage Amendments" means the amendments to the Mortgages, in form and content as set forth on Schedule "1.33" attached hereto, to be filed against each of the Mortgaged Properties for the purpose of evidencing the current indebtedness.

          1.34. "Mortgages" means the Real Estate Mortgages and Deeds of Trust described on Schedule "1.34" attached hereto, evidencing a first and prior lien in favor of Bank as to each of the Mortgaged Properties.

          1.35. "Mortgaged Properties" means the six Boyles Galvanizing Company locations (and related furniture, fixtures and equipment), located in St. Louis County, Missouri; Davidson County, Tennessee; Tarrant County, Texas; Harris County, Texas; Jefferson County, Kentucky; and Adams County, Colorado, the legal descriptions of which are set forth on Schedule "1.35" hereto.

          1.36. "Mortgage Related Documents" means, with regard to each of the Mortgaged Properties:

               (i) an endorsement to each of the existing six title insurance policies evidencing a new effective date within twenty (20) days of closing, which endorsement must not reflect any new exceptions, except those which are reasonably acceptable to Bank;

               (ii) a copy of all environmental reports and all Phase I environmental audit performed on the Mortgaged Properties, all of which must evidence express language which permis Bank to rely upon the contents thereof; and

               (iii) evidence (e.g., surveyor's certification or title insurance endorsement) that none of the Mortgaged Properties are located within the 100 year flood plain, according to appropriate FEMA rate maps, except for the Mortgaged Properties located in
          (a) Tarrant County, Texas, a portion of which (not including structural improvements) is within the 100 year flood plain according to that certain letter from Delta Surveying, Inc. dated April 23, 1997; and (b) Adams County, Colorado, for which no such evidence is available.

          1.37. "Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA.

          1.38. "North American Galvanizing Company" means North American Galvanizing Company, a Delaware corporation, with principal offices located at 1800 West 21st Street, Tulsa, Oklahoma 74107-2712.

          1.39.     "North American Galvanizing Company Documents" means
     (i) Certified Resolutions evidencing authority for execution of any documents required in connection herewith, substantially in the form of Schedule "1.39" hereto; (ii) Guaranty Agreement; (iii) Security Agreement;
     (iv) UCC-1 Financing Statements; (v) chattel checks from Delaware and Oklahoma; and (vi) Certificates of Good Standing from Delaware and Oklahoma.

          1.40. "North American Warehousing Company" means North American Warehousing Company, an Illinois corporation, with principal offices located at 5005 South Harlem Avenue, Forest View, Illinois 60402.

          1.41. "North American Warehousing Company" means (i) Certified Resolutions evidencing authority for execution of any documents required in connection herewith, substantially in the form of Schedule "1.41" hereto; (ii) Guaranty Agreement; (iii) Security Agreement; (iv) UCC-1 Financing Statements; (v) chattel check from Illinois; and
     (vi) Certificate of Good Standing from Illinois.

          1.42. "Notes" means, separately and collectively, the $8,500,000 Revolving Note, the $3,500,000 Term Note, and the $1,250,000 Advancing Term Note.

          1.43.     "Obligations" means the Obligations defined in Section 3.

          1.44. "$1,250,000 Advancing Term Note" shall mean the $1,250,000 Promissory Note in form and content as set forth on Schedule "1.44" attached hereto.

          1.45. "Opinion of Borrower's Counsel" means a legal opinion from each Borrower's legal counsel including, without limitation, the opinions relating to each Borrower and this loan transaction as set forth on Schedule "1.45" attached hereto.

          1.46. "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          1.47.     "Permitted Liens" means, as to Borrower and all
     Subsidiaries:

               (1)  Liens in favor of the Bank;

               (2) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable or, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

               (3) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

               (4) Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation;

               (5) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

               (6)  The Liens described on Schedule "1.47(6);"

               (7) Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively bonded, stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

               (8) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and

               (9) Purchase-money Liens on any property hereafter acquired or the assumption of any lien on property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that:

                    (a) Any property subject to any of the foregoing is acquired by the Borrower or any Subsidiary in the ordinary course of its business; and

                    (b) Each such Lien shall attach only to the property so acquired and fixed improvements thereon.

          1.48. "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

          1.49. "Plan" means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

          1.50. "Principal Office" means the Bank's main office located at Seven East Second Street, Tulsa, Oklahoma, 74172.

          1.51.     "Prohibited Transaction" means any transaction set forth in
     Section 406 of ERISA or Section 4975 of the Code.

          1.52. "Qualified Inventory" means the inventory (including without limitation raw materials such as zinc pigs) of the Subsidiaries,
     (i) that is not subject to rapid material decline in value due to economic or market changes, (ii) that is not subject to rapid physical deteriation over time, (iii) in which Bank has a first and prior security interest, subject to no conflicting security interests or claims, and (iv) that is readily marketable. Bank reserves the right from time to time to reasonably apply the foregoing criteria.

          1.53. "Qualified Receivables" means and includes only accounts receivable of the Subsidiaries, which meet the following specifications at the time they came into existence and continue to meet the same until collected in full.

               1.53.1. The account is due and payable. No account shall be outstanding for more than ninety (90) days from the date of the applicable invoice (or one hundred twenty (120) days for any Bank Approved Account Debtor, defined below).

               1.53.2. The account arose from a bona fide outright sale of goods previously made or from the performance of services, but not from leasing, and the applicable Subsidiary has possession of or has delivered to Bank shipping and delivery receipts evidencing shipment of the goods or, if representing services, the services have been fully performed for the respective account debtor.

               1.53.3. The account is not subject to any assignment, claim, lien or security interest of any character or subject to any attachment, levy, garnishment or other judicial process, except the security interest of Bank.

               1.53.4. The account is not subject to any claim for credit, setoff, allowance, adjustment by the account debtor or counterclaim, and no Subsidiary has received any notice of any such claim for credit, setoff, allowance, adjustment or counterclaim from or on behalf of the account debtor.

               1.53.5. The account arose in the ordinary course of each Subsidiary's business and no notice of the bankruptcy, insolvency or adverse change in the financial condition of the account debtor has been received by any Subsidiary or Bank.

               1.53.6. Bank has not previously notified any Subsidiary that the account or the account debtor is or has become unsatisfactory, based upon reasonable credit standards, or the account debtor has been adjudicated bankrupt or is subject to a similar proceeding.

               1.53.7. The account is not evidenced by a judgment, an instrument or chattel paper.

               1.53.8. The account debtor is not a governmental entity or a foreign (i.e., residing or incorporated in or organized under a jurisdiction outside the United States) person or company and is not a parent, subsidiary, officer, employee, director, agent or Affiliate of any Subsidiary, and the account debtor and any Subsidiary do not have common shareholders, officers or directors; provided that Bank specifically excludes any Bank Approved Account Debtor (defined below) from this subsection.

               1.53.9. All receivables of one account debtor shall become ineligible if more than 5% (or 20% of any Bank Approved Account Debtor) of such receivables are over ninety (90) days past due from the date of the invoice.

               1.53.10 The account debtor shall not at any time exceed 10% (or 20% as to any Bank Approved Account Debtor or 15% as to Reinforcing Services, Inc.) of the total accounts receivable, and it is agreed that any amount over 10% (or 20% as to any Bank Approved Account Debtor or 15% as to Reinforcing Services, Inc.) will be excluded from the Borrowing Base unless specifically waived in writing in each instance by Bank in its sole discretion.

               1.53.11. With regard only to Sections 1.53.1, 1.53.9 and 1.53.10, the term "Bank Approved Account Debtor" means an express written designation given by Bank in its discretion as to an account debtor on a semi-annual basis, effective January and July of each calendar year. Borrower shall submit a proposed list of account debtors to Bank at least ten (10) days prior to the semi-annual designation date, which list must be accompanied by such information relating to the proposed account debtor as Bank may reasonably require. Bank shall advise Borrower on or before the applicable semi-annual effective date whether any or all of the proposed account debtors has been designated as a Bank Approved Account Debtor. Any such designation shall be effective only for the ensuing six (6) month period, and any designation by Bank shall have no relevance with regard to subsequent designations. The initially approved Bank Approved Account Debtors are described on Schedule "1.53.11" hereto.

          1.54.     "Reportable Event" means any of the events set forth in
     Section 4043 of ERISA.

          1.55. "Reinforcing Services, Inc." means Reinforcing Services, Inc., an Oklahoma corporation with principal offices located at 1800 West 21st Street, Tulsa, Oklahoma 74107-2712.

          1.56. "Reinforcing Services, Inc. Documents" means (i) Certified Resolutions evidencing authority for execution of any documents required in connection herewith, substantially in the form of Schedule "1.56" hereto; (ii) Guaranty Agreement; (iii) Security Agreement; (iv) UCC-1 Financing Statements; (v) chattel check from Oklahoma; and
     (vi) Certificate of Good Standing from Oklahoma.

          1.57. "Rogers Galvanizing Company - Kansas City" means Rogers Galvanizing Company - Kansas City, an Oklahoma corporation, with principal offices located at 1800 West 21st Street, Tulsa, Oklahoma 74104-2712.

          1.58.     "Rogers Galvanizing Company - Kansas City Documents" means
     (i) Certified Resolutions evidencing authority for execution of any documents required in connection herewith, substantially in the form of Schedule "1.58" hereto; (ii) Guaranty Agreement; (iii) Security Agreement;
     (iv) UCC-1 Financing Statements; (v) chattel checks from Oklahoma and Missouri; and (vi) Certificates of Good Standing from Oklahoma and Missouri.

          1.59. "Security Agreement" means the Security Agreement in form and content as set forth on Schedule "1.59" attached hereto.

          1.60. "Spin-Galv, Inc." means Spin-Galv, Inc., an Oklahoma corporation, with principal offices located at 1800 West 21st Street, Tulsa, Oklahoma 74107-2712.

          1.61. "Spin-Galv, Inc. Documents" means (i) Certified Resolutions evidencing authority for execution of any documents required in connection herewith, substantially in the form of Schedule "1.61" hereto;
     (ii) Guaranty Agreement; (iii) Security Agreement; (iv) UCC-1 Financing Statements; (v) chattel check from Oklahoma; and (vi) Certificate of Good Standing from Oklahoma.

          1.62. "Subsidiaries" means, separately and collectively, Boyles Galvanizing Company, Lake River Corporation, North American Galvanizing, North American Warehousing Company, Reinforcing Services, Inc., Rogers Galvanizing Company - Kansas City, and Spin-Galv, Inc.

          1.63. "Termination Date" means two (2) years from the date of execution hereof.

          1.64.     "$3,500,000 Term Note" shall mean the $3,500,000 Promissory
     Note in form and content as set forth on Schedule "1.64" attached hereto.

          1.65. "UCC" shall mean the Uniform Commercial Code of the State of Oklahoma.

          1.66. "UCC-1 Chattel Check" means UCC-1 chattel checks from each of the Subsidiaries in all locations in which they do business.

          1.67. "UCC-1 Financing Statement" means a financing statement from each of the Subsidiaries, with each substantially in the form as set forth on Schedule "1.67" attached hereto, which will be filed with the appropriate office and shall evidence perfection of a first and prior security interest in the collateral described in the Security Agreements in favor of Bank, except for the Permitted Liens.

     2.   AMOUNT AND TERMS OF THE LOANS.

          2.1. $3,500,000 Term Loan. Subject to the terms and conditions of this Agreement, the Bank agrees to loan Borrower $3,500,000, to be further evidenced by the $3,500,000 Term Note. The purpose of the advance under the $3,500,000 Term Note is to enable the Borrower to refinance its existing Debt with Bank under the Existing Credit Agreement and to refinance existing Debt of certain Subsidiaries to NationsBank, N.A. The $3,500,000 Term Loan will be payable in monthly installments of prinicpal and interest based upon a five year amortization, with a balloon payment due and payable two years from the date hereof, all as more specifically described in the $3,500,000 Term Note.

          2.2. $1,250,000 Advancing Term Loan. Subject to the terms and conditions of this Agreement, and so long as no Initial Default or Matured Default has occurred, Bank agrees to loan to Borrower such amounts up to $1,250,000 as Borrower may request from time to time on or before the maturity of the $1,250,000 Advancing Term Note for the purpose of financing capital improvements at Borrower's Nashville, Tennessee, and Hurst, Texas, facilities, including, but not limited to replacement of a building, installation of new hoists and installation of a new kettle. Upon the Conversion Date, the $1,250,000 Advancing Term Loan will be repaid in monthly installments of principal and interest based upon a seven (7) year amortization, with a final balloon payment to occur upon the two year maturity date described in the $1,250,000 Advancing Term Note. The monthly installments will be based upon the balance of all advances outstanding on the Conversion Date.

               2.2.1. $1,250,000 Advancing Term Loan Unused Portion Fee. With regard to the $1,250,000 Advancing Term Loan, Borrower shall, from time to time, pay to Bank an unused portion fee in good funds equal to one-eighth of one percent per annum on the daily unused portion of $1,250,000 Advancing Term Loan, as determined by Bank, subject to manifest error, payable quarterly on the tenth (10th) day of each quarterly period, commencing the quarter period beginning July 1, 1997.

          2.3. $8,500,000 Revolving Line. Subject to the terms and conditions of this Agreement, and so long as no Initial Default or Matured Default has occurred, Bank agrees to loan to Borrower (by advancing funds or issuing Letters of Credit), such amounts up to $8,500,000 as Borrower may request from time to time on or before the maturity of the $8,500,000 Revolving Note; provided, that the aggregate outstanding principal amount of advances (and Letters of Credit) at any time outstanding shall not exceed the lesser of (i) $8,500,000, or (ii) the Borrowing Base. The Borrowing Base shall be computed on a monthly basis with information from the immediately preceding month. Borrower agrees to provide Bank on the 10th day of each month with all Borrowing Base information requested for the immediately preceding month, including without limitation a Borrowing Base Certificate. In the event Bank shall make advances or issue Letters of Credit in excess of the formula set forth above, any such advance shall, nevertheless, be secured by all Collateral. In the event outstanding advances with respect to Qualified Receivables or Qualified Inventory fail to comply with the Borrowing Base formula, by reason of any accounts receivable or inventory ceasing to be so qualified, for whatever reason, then Borrower shall immediately notify Bank of such situation and shall, within five (5) Business Days of the imbalance, either (i) reduce the amount of the outstanding balances to bring such amounts within the Borrowing Base formula, or (ii) provide additional Qualified Receivables or Qualified Inventory, without any additional advance being made by Bank with respect thereto, necessary to comply with the Borrowing Base formula. Within the limits set forth in this Section 2.3, Borrower may borrow, repay and reborrow at any one time and from time to time.

               2.3.1. Letter of Credit. A request for Letters of Credit shall be made at least two (2) Business Days prior to the proposed issuance date. Borrower shall execute and deliver to Bank such instruments, documents and agreements customarily required in connection therewith, and Borrower shall pay to Bank on the issuance date a Letter of Credit Fee equal to one and one-half percent (1.50%) per annum of the face amount of the Letter of Credit. The expiration date of the applicable Letter of Credit shall not exceed the maturity date of the $8,500,000 Revolving Note, unless cash equivalent collateral (e.g., certificates of deposit) equal to the applicable Letter of Credit is pledged to Bank. Any disbursements under the existing Letters of Credit described on Schedule "2.3.1" hereto, shall be deemed to have been made hereunder and under the $8,500,000 Revolving Note.

               2.3.2. $8,500,000 Line Unused Portion Fee. With regard to the $8,500,000 Revolving Line of Credit, Borrower shall, from time to time, pay to Bank an unused portion fee in good funds equal to one-eighth of one percent per annum on the daily unused portion of $8,500,000 Revolving Line of Credit, as determined by Bank, subject to manifest error, payable quarterly on the tenth (10th) day of each quarterly period, commencing the quarter period beginning July 1, 1997.

          2.4. Notice and Manner of Borrowing. The Borrower shall give the Bank at least one (1) Business Day's notice of any Loans under this Agreement, specifying the date and amount thereof. Such notice shall be given in writing (either hand delivered, delivered by mail or overnight courier, or sent via telefax using telefax number 918-588-6880, Attn:
     David A. Johnson), or by telephone (with voice verification by the appropriate officer). No later than 10:00 a.m. (Tulsa time) on the date of such Loan and upon fulfillment of the applicable conditions, the Bank will make such Loan available to the Borrower in immediately available funds by crediting the amount thereof to the following account with the
     Bank:  Account styled "Kinark Corporation," No. 207859865.

     3. SECURITY. As security for any and all indebtedness, obligations or liabilities of every kind and description of Borrower to Bank, including, without limitation, all advances and Loans evidenced by the Notes, and any other advances or loans made pursuant to this Agreement or any other instrument, document, agreement executed and/or delivered by Borrower to Bank in connection herewith, including any extensions, renewals or changes in form of any of the Notes, and any other obligations or liabilities now existing or hereafter arising, direct or indirect, absolute or contingent, joint and/or several, howsoever created or obtained (separately and collectively, the "Obligations"), Borrower grants or will cause to be granted to Bank the following liens and security interests ("Collateral") and also agrees as follows:

          3.1. A first and prior security interest (subject to Permitted Liens) in all accounts inventory, equipment, general intangibles and chattel paper of all Subsidiaries, whether now owned or hereafter acquired, as evidenced by a Security Agreement from each of the Subsidiaries.

          3.2. A first and prior mortgage lien against the Mortgaged Properties, as evidenced by the Mortgages and Mortgage Amendments.

          3.3. All proceeds and products of the foregoing.

          3.4. Borrower also agrees to execute and deliver all financing statements or other instruments, documents or agreements required by Bank in order to effectuate the intent of the parties in connection herewith, including without limitation documents necessary for proper perfection as deemed necessary and/or advisable by Bank and legal counsel.

     4.   CONDITIONS PRECEDENT.

          4.1. Closing. The closing shall occur when all conditions described in this Section 4.1 have been satisfied.

               4.1.1. Borrower shall execute and/or deliver to Bank the following:

               A.   This Agreement;

               B.   Certificates of Good Standing;

               C.   $8,500,000 Revolving Line Note;

               D.   $3,500,000 Term Note;

               E.   $1,250,000 Advancing Term Note;

               F.   Opinion of Borrower's Counsel;

               G.   Borrower Documents;

               H.   Mortgage Amendments;

               I.   Mortgage Related Documents;

               J.   Boyles Galvanizing Company Documents;

               K.   Lake River Corporation Documents;

               L.   North American Galvanizing Documents;

               M.   North American Warehousing Corporation Documents;

               N.   Reinforcing Services, Inc. Documents;

               O.   Rogers Galvanizing Company - Kansas City Documents;

               P.   Spin-Galv, Inc. Documents;

               Q.   completion of all schedules to this Agreement; and

               R. any other instruments, documents or agreements reasonably requested by Bank in connection herewith.

               4.1.2.    The following statements shall be true and correct.

               A. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct; and

               B. No Initial Default or Matured Default has occurred and is continuing or will occur as a result of the execution, delivery and/or performance by Borrower under any of the Loan Documents.

               4.1.3. The Bank shall have received such other approvals, opinions, instruments, documents and/or agreements which it may reasonably request.

     5. REPRESENTATIONS AND WARRANTIES. The Borrower (which term for the purposes of this Section 5 shall also include the Subsidiaries, separately and collectively) represents and warrants to the Bank that:

          5.1. Incorporation, Good Standing, and Due Qualification. Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the State in which it is incorporated; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except such jurisdictions where the failure to so qualify would not have a material adverse effect on the business of the Borrower.

          5.2. Corporate Power and Authority. The execution, delivery, and performance by Borrower of the Loan Documents have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders which has not been given; (2) contravene Borrower's certificate of incorporation or bylaws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any lien, upon or with respect to any of the properties now owned or hereafter acquired by Borrower; or (6) cause Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

          5.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents to which Borrower is a party, when executed and delivered under this Agreement, will be, legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

          5.4. Financial Statements. The consolidated and consolidating financial statements of Borrower and the Subsidiaries for the twelve (12) months ended December 31, 1998, are complete and correct and fairly present the financial condition of Borrower and its Subsidiaries at such dates and the results of the operations of Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements), and since December 31, 1996, there has been no material adverse change in the condition (financial or otherwise), business, or operations of Borrower or its Subsidiaries. There are no liabilities of Borrower or its Subsidiaries, fixed or contingent, which are material but not reflected in such financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since December 31, 1996. No information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein no materiall misleading.

          5.5. Labor Disputes and Acts of God. Neither the business nor the properties of Borrower is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty (whether or not covered by insurance), materially adversely affecting such business or the operation of Borrower.

          5.6. Other Agreements. Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction, which could have a material adverse effect on the business, properties, assets, operations, or condition, financial or otherwise, of Borrower or the ability of Borrower to carry out its obligations under the Loan Documents. Borrower is not in material default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

          5.7. Litigation. Except as set forth in reasonable detail in Schedule "5.7", there is no pending or threatened action or proceeding against or affecting Borrower before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of Borrower or the ability of Borrower to perform its obligations under the Loan Documents.

          5.8. Ownership and Liens. Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 5.4, and none of the properties and assets owned by Borrower, and none of its leasehold interests, are subject to any lien, except the Permitted Liens.

          5.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

          5.10. Operation of Business. Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

          5.11. Taxes. Borrower has filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties.

          5.12 Debt. Schedule "5.12" is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of the debt in question, which are outstanding and which can be outstanding, are correctly stated, and all liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule. With regard to any guaranty or other contingent obligation of Borrower, Borrower shall promptly notify Bank in the event any such obligation becomes non-contingent.

          5.13. Environment. Borrower has duly complied with, and its business, operations, assets, equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all federal, state, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder. Borrower has been issued and will maintain all required federal, state, and local permits, licenses, certificates and approvals relating to (1) air emissions; (2) discharges to surface or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation or disposal or toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code or ordinance, and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (6) other environmental, health or safety matters. Borrower has not received notice of, nor to its best knowledge knows of or suspects, facts which might constitute any violations of any federal, state or local environmental,health, or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its business, operations, assets, equipment, property, leaseholds, or other facilities. To Borrower's best knowledge, there has been no material emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or wastes at or from the premises, except as expressly permitted by operation of law or permit to discharge; and accordingly the premises of the Borrower is free of all such toxic or hazardous substances or wastes, except such toxic or hazardous substances or wastes which are customarily used in the Borrower's business. Except as disclosed in writing to Bank, there has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or waste; or (6) other environmental, health, or safety matters affecting Borrower or its business, operations, assets, equipment, property, leaseholds, or other facilities. Borrower has no indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup or disposal of any solid wastes, hazardous wastes or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup or disposal).

     6. AFFIRMATIVE COVENANTS. So long as any Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, Borrower (which term for purposes of this Section 6 shall also include the Subsidiaries, separately and collectively) will comply with the following:

          6.1. Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the states in which it does business, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required, except such jurisdictions where the failure to so qualify would not have a material adverse effect on the business of the Borrower.

          6.2. Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions.

          6.3. Maintenance of Properties. Maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

          6.4. Lockbox. Borrower and all Subsidiaries shall maintain a lockbox in Bank pursuant to an agreement in form and substance satisfactory to Bank which shall provide, in part, that: (a) Borrower shall deposit all checks and other instruments with respect to its notes, chattel paper or accounts receivable in the form received by them in the lockbox, (b) unless otherwise directed by Bank, Borrower shall direct its debtors and customers to make all payments in respect to their accounts receivable directly to the lockbox at Bank, (c) Bank shall deposit all items received by it to accounts designated by the Bank for the Borrower, provided no Matured Default shall have occurred and be continuing, and (d) if a Matured Default shall have occurred and be continuing, all such payments may be applied to the Obligations, at such times and in such order as Bank may elect.

          6.5. Conduct of Business. Continue to engage in an efficient and economical manner in businesses of the same general type as conducted by it on the date of this Agreement.

          6.6. Maintenance of Insurance. Borrower will keep or cause to be kept adequately insured by financially sound and reputable insurers its plant, equipment, motor vehicles, and all other property of a character usually insured by businesses engaged in the same or similar businesses, and as reasonably required by Bank. Bank shall be included as a "loss payee" on all property insurance and an "additional insured" on all liability insurance policies affecting the Mortgaged Properties. Certificates evidencing the foregoing shall be delivered to Bank at closing.

          6.7. Compliance with Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

          6.9. Right of Inspection. At any reasonable time and from time to time, and following twenty-four (24) hours prior written notice, permit the Bank or any agent or representative thereof, to reasonably examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower, and to discuss the affairs, finances, and accounts of Borrower with any of its officers and directors and Borrower's independent accountants. Bank contemplates conducting at least semi-annual field audits of the Borrower's property.

          6.9. Reporting Requirements.  Furnish to Bank:

               6.9.1. Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, commencing with the quarter ending March 31, 1997, Borrower shall deliver to Bank for Borrower and its Subsidiaries the consolidated and consolidating interim balance sheets as of the end of such quarter, statements of income and retained earnings for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and statements of cash flow for the portion of the fiscal year ended with the last day of such quarter, all in sufficient detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of Borrower (subject to normal year end audit adjustments).

               6.9.2. Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, commencing with the fiscal year ending December 31, 1996, Borrower shall deliver to Bank for Borrower and its Subsidiaries the consolidated and consolidating balance sheets as of the end of such fiscal year, statements of income and retained earnings for such fiscal year, with explanatory footnotes in sufficient detail acceptable to the Bank, and statements of cash flow for such fiscal year, with explanatory footnotes in sufficient detail acceptable to the Bank, and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and as to the consolidated and consolidating statements accompanied by an unqualified opinion thereon acceptable to the Bank by independent accountants selected by Borrower and acceptable to the Bank;

               6.9.3. Management Letters. Promptly upon receipt thereof, copies of any reports submitted to Borrower by independent certified public accountants in connection with examination of the financial statements of Borrower or any of its Subsidiaries made by such accountants;

               6.9.4. Certificate of No Default. Within twenty (20)days after the end of each of the quarters of each fiscal year of Borrower a certificate of the chief financial officer of Borrower (a) certifying that, to the best of Borrower's knowledge, no Initial Default or Matured Default has occurred and is continuing, or if an Initial Default or Matured Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (b) with computations demonstrating compliance with the covenants contained in Section 8;

               6.9.5. Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Borrower, which, if determined adversely to Borrower, could have a material adverse effect on the financial condition, properties, or operations of Borrower;

               6.9.6. Notice of Initial Defaults and Matured Defaults. As soon as possible and in any event within five (5) days after the occurrence of each Initial Default or Matured Default, a written notice setting forth the details of such Initial Default or Matured Default and the action which is proposed to be taken by the Borrower with respect thereto;

               6.9.7. ERISA Reports. As soon as possible, and in any event within thirty (30) days after Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to Borrower or any commonly controlled Entity, and promptly but in any event within two (2) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability with respect to Borrower or any Commonly Controlled Entity, the Borrower will deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto;

               6.9.8. Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 6.;

               6.9.9. Proxy Statements, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which Borrower sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange; and

               6.9.10. General Information. Such other information respecting the condition or operations, financial or otherwise, of Borrower as the Bank may from time to time reasonably request.

          6.10. Environment. Be and remain in material compliance with the provisions of all federal, state, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify the Bank within three (3) business day of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify the Bank within three (3) business day of any hazardous discharge from or affecting its premises; promptly contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith, except those which are contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside; permit the Bank to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at the Bank's request, and at Borrower's expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Bank, and such other and further assurances reasonably satisfactory to the Bank that the condition has been corrected.

          6.11. Operating Accounts. Maintain its primary operating accounts at Bank.

     7. NEGATIVE COVENANTS. So long as any Notes shall remain unpaid or the Bank shall have any Commitment under this Agreement or any letter of credit issued in connection herewith, Borrower (which term for purposes of this Section 7 shall include the Subsidiaries, separately and collectively) will not, without the prior written consent of Bank:

          7.1. Negative Pledge. Create, incur, permit or suffer to exist any Liens upon any of its assets or properties, now owned or hereafter acquired, except for the Permitted Liens.

          7.2. Debt. Create, incur, assume, or suffer to exist any Debt, except:

               (1)  Indebtedness arising out of this Agreement;

               (2) Purchase money indebtedness not to exceed $500,000 in the aggregate for any given fiscal year;

               (3) Current liabilities for taxes and assessments incurred in the ordinary course of business;

               (4) Indebtedness in respect of current accounts payable or accrued (other than for borrowed funds or purchase money obligations) and incurred in the ordinary course of business, provided that all such liabilities, accounts and claims shall be promptly paid and discharged when due or in conformity with customary trade terms;

               (5) Debt described in Schedule "5.12" but no voluntary prepayment, renewals, extensions, or refinancings thereof, without the prior written consent of Bank;

               (6) Unsecured non-Bank Debt in addition to the debt described in Schedule "5.12" not to exceed $500,000 for the Borrower in the aggregate in any given fiscal year; and

               (7) Accounts payable to trade creditors for goods or services which are not past due more than ninety (90) days from the billing date, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings.

          7.3. Mergers, etc. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person; except that Borrower may merge Boyles Galvanizing Company with and into North American Galvanizing Company without the prior consent of Bank; provided, that evidence of such merger (e.g., Certificate of Merger filed in the appropriate locations) must be delivered within ten (10) days of the merger and Borrower agrees to execute and/or deliver any instruments, documents or agreements requested by Bank which Bank deems necessary to confirm, ratify and maintain the security interests and mortgage liens granted to Bank.

          7.4. Leases. Without Bank's prior written consent, create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except (1) leases existing on the date of this Agreement and any extensions or renewals thereof and (2) leases (other than Capital Leases) which do not in the aggregate require Borrower to make payments (including taxes, insurance, maintenance, and similar expenses which the Borrower is required to pay under the terms of any lease) in any fiscal year of Borrower in excess of Fifty Thousand and no/100ths Dollars ($50,000). Bank agrees not to unreasonably withhold its consent and will endeavor to respond within ten (10) days to Borrower's request therefor.

          7.5. Sale and Leaseback. Sell, transfer, or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

          7.6. Dividends. So long as any Matured Default or Initial Default exists, declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such whether in cash, assets, or in obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any distribution by reduction of capital or otherwise in respect of any shares of its capital stock.

          7.7. Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock, receivables, and leasehold interests), except: (1) inventory disposed of or leased in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (3) treasury stock.

          7.8. Investments. Make any loan or advance to any Person (excluding any Subsidiary), or purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner of joint venturer with any other Person, except:
     (1) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition;
     (2) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.;
     (3) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank reasonably acceptable to Bank; and (4) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to a Subsidiary.

          7.9. Guaranties, etc. Assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital net worth, or otherwise to assure the creditors of any Person against loss), for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposits or collection or similar transactions in the ordinary course of business.

          7.10. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of each Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

     8. FINANCIAL COVENANTS. So long as any Notes shall remain unpaid or the Bank shall have any Commitment under this Agreement, Borrower shall comply with the following on a consolidated basis, calculated quarterly for the preceding rolling four (4) quarter period, in accordance with GAAP:

          8.1. Current Ratio. Maintain at all times a ratio of current assets to current liabilities (excluding any outstanding balance under the $8,500,000 Revolving Note) of not less than 1.3 to 1.

          8.2. Leverage Ratio. Maintain at all times a ratio of total liabilities to net worth of not greater than 2.0 to 1.

          8.3. Minimum Net Worth. Maintain at all times a minimum net worth equal to or in excess of $16,000,000.

          8.4. Minimum Cash Flow Coverage. Maintain at all times a ratio ("Cash Flow Coverage Ratio") of (i) minimum cash flow (defined as net income, plus interest, non-cash deferred taxes, depreciation and amortization) to (ii) debt service (defined as current maturity long-term debt, including Capital Lease payments, plus interest, but excluding any advances under the $8,500,000 Revolving Note) in excess of 1.75 to 1.

          7.5. Capital Expenditures. Capital expenditures shall be limited to a minimum of 1 to 1 coverage ratio of (i) EBITDA, divided by
     (ii) principal plus interest and cash capital expenditures (excluding capital expenditures funded under the $1,250,000 Advancing Term Loan).

     9.   EVENTS OF DEFAULT.

          9.1. Events of Default.  If any of the following events shall occur:

               (1) Borrower should fail to pay the principal of, or interest on, the Notes, or any amount of a commitment or other fee within five
          (5) days as and when due and payable;

               (2) Any representation or warranty made or deemed made by Borrower in this Agreement or any Security Agreement or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

               (3) Borrower shall fail to perform or observe any term, covenant, or agreement contained in this Agreement or any Loan Document;

               (4) Borrower shall (a) fail to pay any indebtedness for borrowed money (other than the Notes) or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fail to perform or observe any term, covenant, or condition on its part required to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of any applicable notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness, or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

               (5) Borrower or any Guarantor (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any court of competent jurisdiction for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or
          (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of thirty (30) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer such custodianship, receivership, or trusteeship to continue undischarged for a period of thirty (30) days or more.

               (6) One or more judgments, decrees, or orders for the payment of money in excess of Fifty Thousand and no/100ths Dollars ($50,000.00) in the aggregate shall be rendered against Borrower, and such judgments, decrees, or order shall continue unsatisfied and in effect for a period of twenty (20) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

               (7) The Collateral documents shall at any time after their execution and delivery and for any reason cease: (a) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Collateral documents (subject to Permitted Liens); or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrower, or Borrower shall deny it has any further liability or obligation under the Collateral documents, or Borrower shall fail to perform any of its obligations under the Collateral documents; or the Guaranty Agreements are declared null and void, or the validity or enforceability thereof shall be contested, or liability thereunder is denied;

               (8) Any of the following events shall occur or exist with respect to any Borrower and any Commonly Controlled Entity under
          ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plans shall occur; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, could subject Borrower to any tax, penalty, or other liability which in the aggregate may exceed Fifty Thousand and no/100ths Dollars ($50,000.00); or

               (9) If the Bank receives its first notice of a hazardous discharge or an environmental complaint from a source other than Borrower, and the Bank does not receive notice (which may be given in oral form, provided same is followed with all due dispatch by written notice by Certified Mail, Return Receipt Requested) of such hazardous discharge or environmental complaint from Borrower within twenty-four (24) hours of the time the Bank first receives said notice from a source other than any Borrower; or if any federal, state, or local agency asserts or creates a Lien upon any or all of the assets, equipment, property, leaseholds, or other facilities of the Borrower by reason of the occurrence of a hazardous discharge or an environmental complaint; or if any federal, state, or local agency asserts a claim against Borrower and/or its assets, equipment, property, leaseholds, or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a default if, within five (5) Business Days of the occurrence giving rise to the claim, (a) the Borrower can demonstrate to the Bank's satisfaction that the Borrower has commenced and is diligently pursuing either: (i) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction to completion or (ii) proceedings for an injunction, a restraining order, or other appropriate relief preventing such agency or agencies from asserting such claim, which relief is granted within ten (10) Business Days of the occurrence giving rise to the claim and the injunction, order, or relief is not thereafter resolved or reversed on appeal; and (b) the Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to both the Bank and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event which constitutes the basis for the claim.

then, and in any such event, the Bank may, following a twenty (20) day written notice and cure period as to matters set forth under (2), (3), (4), (7), (8) and (9) under this Section 9.1, (a) declare its obligation to make loans to be terminated, whereupon the same shall forthwith terminate; and/or (b) declare the outstanding Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower.

     Upon the occurrence and during the continuance of a Matured Default, the Bank is hereby authorized at any time and from time to time, without further notice to Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes or any other Loan Document, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Notes or such other Loan document and although such obligations may be unmatured. Bank agrees to promptly notify Borrower of any such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have, in this Agreement, any other loan document or at law or equity, including without limitation the right to accelerate the Notes upon the occurrence of a Matured Default.

     10.  MISCELLANEOUS.

          10.1.Amendments, etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          10.2.Notices, etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing (including telegraphic, telex, and facsimile transmission) and mailed or transmitted or delivered:

               If to the Borrower:

               Kinark Corporation
               7060 South Yale, #603
               Tulsa, Oklahoma  74136
               Attn:  Paul Chastain, Vice President & CFO
               Telefax:  (918) 494-3999

               with a copy to:

               Nelson, Mullins, Riley & Scarborough, L.L.P.
               999 Peachtree Street N.E., Suite 1400
               Atlanta, Georgia  30309
               Attn:  Paul A. Quiros

               If to Bank:

               Bank of Oklahoma, N.A.
               P. O. Box 2300
               Tulsa, Oklahoma  74192
               Attn:  David A. Johnson
               Telefax:  918-588-6880

or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this
Section 10.2. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails addressed as aforesaid, except that notices for advances to the Bank pursuant to the provisions of Section 2.4 shall not be effective until received by the Bank.

          10.3. No Waiver. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

          10.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of the Bank.

          10.5. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses incurred by the Bank in connection with the preparation, execution, delivery, filing, and initial administration of the Loan Documents, including without limitation the fees of Riggs, Abney, Neal, Turpen, Orbison & Lewis, not to exceed $10,000, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of counsel for the Bank, incurred in connection with advising the Bank as to its rights and responsibilities hereunder. The Borrower also agrees to pay all such costs, expenses and fees, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes (but not mortgage registration taxes where local law prohibits Borrower from doing so) and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This provision shall survive termination of this Agreement.

          10.6. Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all prior and contemporaneous oral statements and writings with respect thereto.

          10.7. Indemnity. The Borrower hereby agrees to defend, indemnify, and hold the Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower, its predecessors in interest, or third parties with whom they have a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health or safety law, whether such claims are asserted by any governmental agency or any other Person. This indemnity shall survive termination of this Agreement.

          10.8. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

          10.9. Severability of Provisions. Any provision of any Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

          10.10. Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

          10.11. Jury Trial Waiver. THE BORROWER AND BANK HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. BORROWER ALSO SUBMITS ITSELF AND OTHERWISE CONSENTS TO THE JURISDICTION AND VENUE OF THE TULSA COUNTY DISTRICT COURT OR FEDERAL DISTRICT COURT (NORTHERN DISTRICT OF OKLAHOMA), WHICHEVER COURT IS SELECTED BY BANK IN ITS SOLE DISCRETION, AS TO ANY DISPUTES OR OTHER MATTERS ARISING OUT OF OR IN CONNECTION HEREWITH.

          10.12. Conflicts. To the extent any conflict exists under any of the Loan Documents, this Credit Agreement shall be controlling.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                              "Borrower"

                              KINARK CORPORATION, a Delaware
                              corporation


                              By /s/ Paul R. Chastain
                                  Paul R. Chastain, Vice President and
                                       Chief Financial Officer


                              By /s/ Charolyn A. Fredrich
                                  Carolyn A. Fredrich, Secretary

                              "Bank"

                              BANK OF OKLAHOMA, NATIONA
                              ASSOCIATION


                              By /s/ David A. Johnson
                                  David A. Johnson, Vice President